SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting  Material  Pursuant to  Section  240.14a-11(c) or
     Section 240.14a-12


                                  CONAGRA, INC.
          ------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          ------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title  of each class of securities to which transaction applies:
          ------------------------------------------------------------------
     2)   Aggregate  number of  securities  to which  transaction applies:
          ------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     4)   Proposed maximum aggregate value of transaction:
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     5)   Total fee paid:
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
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     4)   Date Filed:
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

                                                                   ConAgra, Inc.
                                                               One ConAgra Drive
                                                            Omaha, NE 68102-5001
                                                           Phone: (402) 595-4000

                                                                     Bruce Rohde
                                                         Chief Executive Officer

                                                          Corporate Headquarters


Dear Stockholder:

         It's our pleasure to invite you to ConAgra's Annual Meeting of Stockholders in Omaha on September 24, 1998. In the following pages you'll find information about the meeting plus a Proxy Statement.

         A brief reception will precede the meeting and management presentation, followed by a question and answer session for stockholders.

         If you can't be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope.

         Your  prompt   response  will  help  your  Company   avoid   additional
solicitation costs. In person or by proxy, your vote is important. Thank you!


                                      Sincerely,

                                      /s/ Bruce Rohde

                                      Bruce Rohde

         August 21, 1998

                                                                   ConAgra, Inc.
                                                               One ConAgra Drive
                                                            Omaha, NE 68102-5001
                                                           Phone: (402) 595-4000

                                                              James P. O'Donnell
                                                   Executive Vice President, CFO
                                                         and Corporate Secretary

                                                          Corporate Headquarters


To ConAgra Stockholders:

         ConAgra's Annual Stockholders' Meeting will be held on Thursday, September 24, 1998 at the Doubletree Hotel (formerly the Red Lion Inn), 1616 Dodge Street, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m.

         Matters to be voted on at the meeting are:

                  Item 1.   Elect directors.

                  Item 2.   Approve independent accountants for fiscal 1999.

                  Item 3.   Act on a stockholder proposal.

         Stockholders of record as of the close of business on July 31, 1998 are eligible to vote at the Annual Stockholders' Meeting.

         It's important that your shares be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

         By order of the Board of Directors.


                               /s/ James P. O'Donnell

                               James P. O'Donnell

         August 21, 1998

                                 ConAgra, Inc.
                               One ConAgra Drive
                           Omaha, Nebraska 68102-5001

                                PROXY STATEMENT

          Annual Meeting of Stockholders to be held September 24, 1998

                  Proxy Solicitation by the Board of Directors

    This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Doubletree Hotel (formerly the Red Lion Inn), 1616 Dodge Street, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. on September 24, 1998. Stockholders of record at the close of business on July 31, 1998 will be entitled to vote at the meeting.

                                    PROXIES

    Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed Proxy Card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees. This Proxy Statement is being mailed to stockholders on or about August 21, 1998.

    If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your Common Stock by signing, dating and mailing the Proxy Card in the postage paid envelope provided. Of course, you can always come to the meeting and vote your shares in person.

    You may revoke the proxy before the meeting by mailing a signed instrument revoking the proxy to: James P. O'Donnell, Corporate Secretary, ConAgra, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 22, 1998. A stockholder may attend the meeting in person, withdraw the proxy and vote in person.

                               VOTING SECURITIES

    The Company at July 31, 1998 had issued and outstanding 488,090,714 voting shares of Common Stock. Each share of Common Stock is entitled to one vote. There were no shares of Preferred Stock outstanding at July 31, 1998.

    The presence of a majority of the outstanding Common Stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

    The five nominees receiving the highest vote totals will be elected as Directors of ConAgra. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

                       VOTING SECURITIES AND OWNERSHIP BY
                           CERTAIN BENEFICIAL OWNERS

     No stockholder is known by the Company to beneficially own more than 5% of the Company's outstanding Common Stock as of July 31, 1998.

                           VOTING SECURITIES OWNED BY
                        EXECUTIVE OFFICERS AND DIRECTORS

    The following table shows certain information on ConAgra's Common Stock beneficially owned by directors and executive officers as of July 31, 1998. No director or executive officer beneficially owned 1% or more of ConAgra's Common Stock. The directors and executive officers as a group beneficially owned 1.8% of ConAgra's outstanding Common Stock. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of July 31, 1998.

                           BENEFICIAL
NAME     TITLE OF CLASS    OWNERSHIP (1)
Mogens C. Bay ...........................         Common Stock            12,800
Philip B. Fletcher ......................         Common Stock         2,196,750
Charles M. Harper .......................         Common Stock         2,457,490
Robert A. Krane .........................         Common Stock           114,812
Gerald Rauenhorst .......................         Common Stock           201,662
Carl E. Reichardt .......................         Common Stock            64,000
Bruce Rohde .............................         Common Stock           365,493
Ronald W. Roskens .......................         Common Stock            54,600
Marjorie M. Scardino ....................         Common Stock            43,200
Walter Scott, Jr ........................         Common Stock           180,900
Kenneth E. Stinson ......................         Common Stock            14,800
Jane J. Thompson ........................         Common Stock            32,800
Frederick B. Wells ......................         Common Stock           276,545
Thomas R. Williams ......................         Common Stock           147,073
Clayton K. Yeutter ......................         Common Stock            55,000
Thomas L. Manuel ........................         Common Stock           774,396
Floyd McKinnerney .......................         Common Stock           756,255
Leroy O. Lochmann .......................         Common Stock           428,457
David J. Gustin .........................         Common Stock            79,261

Directors and Executive
Officers as a Group .....................         Common Stock         8,851,523
(24 Persons)

(1) Shares reported include shares owned by spouses of directors; 45,000 common shares owned by a charitable foundation for which Mr. Scott is a trustee and disclaims beneficial ownership; and 2,505,473 common shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of July 31, 1998.

                    ITEM 1: BOARD OF DIRECTORS AND ELECTION

    The Company's Board of Directors is presently  composed of fifteen  members,
divided   into  three   classes.   Each  class  serves  for  three  years  on  a
staggered-term basis.

     The terms of the following directors expire at the annual meeting to be held on September 24, 1998: Mogens C. Bay, Charles M. Harper, Carl E. Reichardt, Marjorie M. Scardino and Kenneth E. Stinson. The Board of Directors' nominees to positions on the Board expiring in September 2001 are: Mogens C. Bay, Charles M. Harper, Carl E. Reichardt, Marjorie M. Scardino and Kenneth E. Stinson.

    The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 1998 Annual Stockholders' Meeting are listed first.

MOGENS C. BAY - Nominee -- Omaha, Nebraska.
Chairman & Chief Executive Officer of Valmont Industries, Inc. (irrigation equipment, metal fabrication) since January 1997; Director, President and CEO of Valmont Industries Inc. from 1993 to December 1996. Director of InaCom Corp. Mr. Bay has been a director since 12/12/96. His current term expires 9/24/98. He is 49 years of age.

CHARLES M. HARPER - Nominee -- Omaha, Nebraska.
Chief Executive Officer, RJR Nabisco, Inc. from June 1993 to December 1995; Chairman RJR Nabisco, Inc. from June 1993 to May 1996. Chairman of the Board of Directors of ConAgra from 1981 until May 1993; Chief Executive Officer of ConAgra from 1976 until September 1992. Director of Valmont Industries, Inc., Norwest Corp., Peter Kiewit Sons', Inc. and E.I. DuPont de Nemours and Company. Mr. Harper has been a director since 8/13/75. His current term expires 9/24/98. He is 70 years of age.

CARL E. REICHARDT - Nominee -- San Francisco, California.
Retired Chairman of the Board of Directors and Chief Executive Officer of Wells Fargo & Company and Wells Fargo Bank. Director of Wells Fargo & Company, Wells Fargo Bank, Columbia/HCA Healthcare Corporation, Ford Motor Co., Pacific Gas and Electric Company, McKesson Corporation, Newhall Management Corporation, and SunAmerica, Inc. Mr. Reichardt has been a director since 3/1/93. His current term expires 9/24/98. He is 67 years of age.

MARJORIE M. SCARDINO - Nominee -- London, England.
Chief Executive Officer of Pearson, plc (international media company) since January 1997; Chief Executive of The Economist Newspaper, Ltd. from April 1993 to January 1997. Member of the Boards of WH Smith, plc, Public Radio International, and The Atlantic Council. Mrs. Scardino has been a director since June 1, 1994. Her current term expires 9/24/98. She is 51 years of age.

KENNETH E. STINSON - Nominee -- Omaha, Nebraska.
Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc. Director, Valmont Industries, Inc. and Level 3 Communications, Inc. Mr. Stinson has been a director since 12/12/96. His current term expires 9/24/98. He is 55 years of age.

The following directors serve for terms that expire after 1998:

PHILIP B. FLETCHER - Jackson, Wyoming.
Chairman of the Board of ConAgra since May 1993 and Chief Executive Officer of ConAgra from September 1992 to September 1997. Mr. Fletcher has been a director since 7/13/89. His current term expires 9/20/00. He is 65 years of age.

ROBERT A. KRANE - Denver, Colorado.
Consultant, KRA, Inc. from September 1990 to present; President, Chief Executive Officer and Director of Central Bancorporation, Inc. from June 1988 until
January 1990. Mr. Krane has been a director since 7/20/82. His current term expires 9/20/00. He is 64 years of age.

GERALD RAUENHORST - Minneapolis, Minnesota.
Chairman of the Board of Directors of Opus U.S. Corporation and Opus U.S., LLC (real estate, construction, and development); retired Chairman & CEO, Opus Corporation. Chairman, North Star Ventures (venture capital company); Director, Cornerstone Properties Inc. Mr. Rauenhorst has been a director since 7/20/82. He will retire from the Board on 9/24/98. He is 70 years of age.

BRUCE ROHDE - Omaha, Nebraska.
President of ConAgra and Vice Chairman of the Board of ConAgra since August 1996, and Chief Executive Officer of ConAgra since September 1997. President of McGrath, North, Mullin & Kratz, PC from 1984 to August 1996. Mr. Rohde has been a director since 8/26/96. His current term expires 9/20/00. He is 49 years of age.

RONALD W. ROSKENS - Omaha, Nebraska.
President of Global Connections, Inc. (international business consulting). Head of U.S. Agency for International Development from 1990 until December 1992. President of University of Nebraska from 1977 to 1989. Mr. Roskens has been a director since 12/3/92. His current term expires 9/23/99. He is 65 years of age.

WALTER SCOTT, JR. - Omaha, Nebraska.
Chairman Emeritus of Peter Kiewit Sons', Inc. (construction, mining and telecommunications). Director of Berkshire Hathaway Inc., Burlington Resources, Inc., CalEnergy Company, Inc., Commonwealth Telephone Enterprises, Inc., Level 3 Communications, Inc. (Chairman), RCN Corporation, U.S. Bancorp and Valmont Industries, Inc. Mr. Scott has been a director since 12/5/86. His current term expires 9/20/00. He is 67 years of age.

JANE J. THOMPSON - Hoffman Estates, Illinois.
President, Sears Direct, Sears, Roebuck and Co. (retailing) since July 1998; President, Sears Home Services from 1996 to July 1998; Executive Vice President and General Manager, Sears Credit from 1993 to 1996. Mrs. Thompson has been a director since 1/13/95. Her current term expires 9/23/99. She is 47 years of age.

FREDERICK B. WELLS - Minneapolis, Minnesota.
President of Asian Fine Arts (fine arts retailing). Mr. Wells has been a director since 7/20/82. He will retire from the Board on 9/24/98. He is 70 years of age.

THOMAS R. WILLIAMS - Atlanta, Georgia.
President and Director of The Wales Group, Inc. (investment management and counseling). Director of American Software, Inc., Apple South, Inc., Georgia Power Company and National Life Insurance Company; Trustee of The Fidelity Group of Mutual Funds. Mr. Williams has been a director since 9/19/78. His current term expires 9/23/99. He is 69 years of age.

CLAYTON K. YEUTTER - McLean, Virginia.
Of counsel with the Washington, DC law firm of Hogan & Hartson since February 1993; Counselor to the President of the United States for Domestic Policy in 1992; US Secretary of Agriculture from February 1989 until February 1991; and former US Trade Representative. Director of Oppenheimer Funds, Texas Instruments, Caterpillar, FMC, B.A.T. Industries and Farmers Insurance Co. Mr. Yeutter has been a director since 12/3/92. His current term expires 9/23/99. He is 67 years of age.

         It is intended that proxies will be voted "FOR" the election of the above-indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.


                      DIRECTORS' MEETINGS AND COMPENSATION

         The Board of Directors meets on a regularly scheduled basis. During fiscal 1998, the Board met on five occasions. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served.

         The Board of Directors has assigned certain responsibilities to committees. The Audit Committee recommends the appointment of the independent public accountants, reviews the scope of the audits recommended by the independent public accountants, reviews internal audit reports on various aspects of corporate operations and consults with the independent public accountants on a periodic basis on matters relating to internal financial controls and procedures. Members of the Audit Committee, which met four times during fiscal 1998, are Walter Scott, Jr. (Chairman), Robert A. Krane, Jane J. Thompson, Frederick B. Wells and Mogens C. Bay.

         The Human Resources Committee reviews and approves the compensation of employees above a certain salary level, reviews management proposals relating to incentive compensation and benefit plans and administers compensation plans presently in effect. During fiscal 1998, the Human Resources Committee met five times and is composed of Carl E. Reichardt (Chairman), Thomas R. Williams and Clayton K. Yeutter.

         The Corporate Affairs Committee advises ConAgra management on external factors and relationships affecting the Company's objectives and strategies. Focus areas include economics, government, regulation, sustainable development, community affairs and stockholder relations. During fiscal 1998, the Corporate Affairs Committee met four times and is composed of Gerald Rauenhorst (Chairman), Ronald W. Roskens, Marjorie M. Scardino and Kenneth E. Stinson.

         The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee, which met three times during fiscal 1998, is composed of Charles M. Harper (Chairman), Philip B. Fletcher, Gerald Rauenhorst, Bruce Rohde and Walter Scott, Jr.

         The Company does not have a standing Nominating Committee.

         For their services on the Board, non-employee directors were paid $40,000 per year for the past fiscal year. The chairmen of the Human Resources, Audit and Corporate Affairs Committees each receive an additional $15,000 per year in compensation. The chairman of the Executive Committee receives an additional $25,000 per year in compensation. Each non-employee director receives $1,000 per meeting attended. Each non-employee director also receives without cost a grant of 1,800 shares of ConAgra Common Stock per year under the ConAgra 1995 Stock Plan. Non-employee directors also receive an annual grant of non-statutory options exercisable at fair market value on date of grant to acquire 9,000 shares of ConAgra Common Stock under the ConAgra 1995 Stock Plan.

         All directors of ConAgra are eligible to participate in the Directors' Charitable Award Program, in which each director is entitled to name one or more tax-exempt organizations to which ConAgra will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the Program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such Director. ConAgra maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds and the tax-deductible donations accrue solely to the benefit of ConAgra.

         ConAgra and Mr. Harper are parties to a deferred compensation agreement dated March 15, 1976, which provided that $25,000 was accrued for each year of Mr. Harper's employment and is being paid to Mr. Harper in a series of installments following his termination of employment on May 30, 1993. Pursuant to the agreement, interest is accrued on the balance due at the rate of 8% per annum.

         ConAgra has entered into various lease agreements with Opus Corporation (in which Mr. Rauenhorst is controlling stockholder and a director) or with affiliates of Opus Corporation and Mr. Rauenhorst. The agreements relate to the leasing of land, buildings and equipment for ConAgra in Omaha, Nebraska. ConAgra occupies the buildings pursuant to 25-year leases with Opus and other investors, which leases contain various termination rights and purchase options. Leases effective in 1989 and 1990 require aggregate annual lease payments by ConAgra of $9,603,959. In 1998 ConAgra entered into a similar lease with an affiliate of Opus Corporation for an additional building in Omaha which will require annual lease payments commencing upon completion (estimated for the spring of 1999) in the range of $3.1 million depending on final project costs and applicable financing rates at the time of completion.

                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table shows compensation paid by ConAgra for services rendered during fiscal years 1998, 1997 and 1996 for the Chief Executive Officer and the next highest compensated executive officers of ConAgra.

                           SUMMARY COMPENSATION TABLE

                           ---Annual Compensation---        -----Long-Term Compensation-----
Name/                     Fiscal    Salary     Bonus       Restricted      Option      LTIP       All Other
Principal Position         Year     (1) ($)     ($)       Stock Awards     Grants     Payouts   Compensation
                                                            (2) ($)          (#)        ($)        (3) ($)
Philip B. Fletcher         1998     935,123    186,900        747,600      48,696      747,600      42,056
  Chairman                 1997     900,386  1,606,500      1,335,600     452,294    1,335,600      93,514
                           1996     900,695  1,350,000      1,100,650      66,548    1,100,650      73,818

Bruce C. Rohde (4)         1998     915,227    183,000        747,600     240,000      747,600      34,934
  Chief Executive          1997     548,163    750,000      4,800,850     200,000      500,850      39,986
  Officer & President      1996

Thomas L. Manuel           1998     498,912    498,900           0         16,232      498,400      32,524
  President & Chief        1997     399,258    399,300         61,000      17,430      810,400      28,378
  Operating Officer        1996     369,243    370,000      2,151,500      17,746      582,000      30,998
  ConAgra Trading
  and Processing Cos.

Floyd McKinnerney          1998     443,099    324,800        917,950      16,232      249,200      27,131
  President & Chief        1997     400,000    154,000        445,200      17,430      445,200      22,470
  Operating Officer        1996     400,000    160,500        366,900      22,182      366,900      16,815
  Agri Products Cos.

Leroy O. Lochmann (4)      1998     726,986       0              0         24,348         0         25,512
  President & Chief        1997     673,115       0           667,800      26,148      667,800      36,813
  Operating Officer        1996     550,085       0           550,300      26,620      550,300      24,924
  ConAgra Refrigerated
  Foods Cos.

David J. Gustin (4)        1998     423,040    160,200           0         16,232         0         18,486
  President & Chief        1997     359,001    274,100        445,200       8,716      445,200      20,028
  Operating Officer        1996     285,843    290,618        183,450      11,092      183,450      17,512
  Agri Products Cos.

(1) Salary for fiscal year 1998 includes twenty-seven (27) bi-weekly payments due to fifty-three (53) week fiscal year. Salary figures for fiscal years 1997 and 1996 include twenty-six (26) bi-weekly payments.

(2) Mr. Rohde received a restricted stock award on August 26, 1996 of 200,000 shares that vest 10% per year beginning May 25, 1997 and immediately upon death, total disability, change of control, termination of employment by ConAgra without cause and voluntary termination by Mr. Rohde with good reason. Mr. Manuel received restricted stock awards of 100,000 shares on July 6, 1995 which vest 10% per year beginning June 1, 1996 and immediately upon death, total disability or change of control, 10,088 shares on July 12, 1996 (for fiscal 1996 services) which vest at the earlier of death, total disability, change of control or June 1, 2001 assuming continued employment, and 1,824 shares on July 11, 1997 (for fiscal 1997 services) which vest at the earlier of death, total disability, change of control or June 1, 2002 assuming continued employment. Mr. McKinnerney received a restricted stock award on July 11, 1997 of 20,000 shares that vest on the earlier of retirement after attaining age 65, death, total disability or change of control. All other restricted shares were awarded pursuant to ConAgra's Long-Term Senior Management Incentive Plan; these shares vest 20% per year, if the executive remains in ConAgra's employ and ConAgra achieves a 20% cash return on equity in such year (determined on a cumulative basis, so that the achievement of a 20% cash return on equity in a fiscal year vests all prior installments of the restricted stock award). The executive receives dividends paid on the restricted stock. At the end of fiscal 1998, the aggregate restricted (unvested) stock holdings (including the fiscal 1998 awards reflected above), valued at the closing price on ConAgra common stock at May 31, 1998 without giving effect to the diminution of value attributable to the restrictions on such stock were: Mr. Fletcher - $4,718,084 (161,302 shares); Mr. Rohde - $5,875,565 (200,874 shares); Mr. Manuel - $7,641,124 (261,235 shares);
Mr. McKinnerney - $1,865,302 (63,771 shares); Mr. Lochmann - $4,731,948 (161,776 shares); Mr. Gustin - $655,083 (22,396 shares).

(3) Amounts represent contributions by ConAgra to ConAgra's qualified and nonqualified 401(k) plans plus the dollar value for term life insurance premiums for certain executives. Fiscal year 1998 life insurance premium values are as follows: Mr. Fletcher, $8,411; Mr. Rohde, $1,994; Mr. Manuel, $2,592; Mr. McKinnerney, $4,095; Mr. Lochmann, $3,704; Mr. Gustin, $1,218.

(4) Mr. Rohde became an executive officer on August 26, 1996. Mr. Lochmann retired on May 31, 1998. Mr. Gustin's employment terminated on June 29, 1998.

         The following table sets forth information on grants of stock options during the fiscal year ended May 31, 1998 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1998.

                                                  OPTION GRANTS FOR FISCAL YEAR 1998
                                                                                Potential Realizable Value at
                                                                                Assumed Annual Rates of Stock
                                                                                Price Appreciation for Full
                                          Individual Grants                     Option Term(4)
_______________________________________________________________________________ _____________________________
                                        % of Total
                                       Option Grants    Per Share
                             Options    to Employees    Exercise     Expiration
                             Granted   in Fiscal 1998    Price          Date           5%              10%
Philip B. Fletcher (1)        48,696       0.97%        $33.9062      10/01/07    $1,040,332       $2,625,386

Bruce Rohde (2)               40,000       0.80%        $33.9062      10/01/07       854,552        2,156,552

Bruce Rohde (3)              200,000       4.00%        $31.8750       3/25/08     4,017,000       10,137,000

Thomas L. Manuel (1)          16,232       0.33%        $33.9062      10/01/07       346,777          875,129

Floyd McKinnerney (1)         16,232       0.33%        $33.9062      10/01/07       346,777          875,129

Leroy O. Lochmann (1)         24,348       0.49%        $33.9062      10/01/07       520,166        1,312,693

David J. Gustin (1)           16,232       0.33%        $33.9062      10/01/07       346,777          875,129

All Stockholders (5)                                                           $ 9.6 billion    $24.1 billion

 (1) These options were granted on October 1, 1997 at the then fair market price of ConAgra's common stock. The options become exercisable in 20% annual installments commencing May 31, 1998 and become immediately exercisable upon death, change in control of the company (as defined in the Stock Plan) or retirement after age 65. Shares acquired on exercise of the options are restricted for one year in case of voluntary termination and in certain involuntary termination situations as determined by the Human Resources Committee.

(2) These options were granted on October 1, 1997 at the then fair market price of ConAgra's common stock. The options become exercisable in 20% annual installments commencing on October 1, 1997 with respect to 21,738 shares and on May 31, 1998 with respect to 18,262 shares, and with all shares becoming immediately exercisable upon death, change in control of the company (as defined in the Stock Plan) or retirement after age 65. Shares acquired on exercise of the options are restricted for one year in case of voluntary termination and in certain involuntary termination situations as determined by the Human Resources Committee.

(3) These options were granted on March 25, 1998 at the then fair market price of ConAgra's common stock. The options become exercisable in 20% annual installments commencing May 31, 1998 and become immediately exercisable upon death, change in control of the company (as defined in the Stock Plan) and certain other events. Shares acquired on exercise of the options are restricted for one year in case of certain voluntary and involuntary termination situations as determined by the Human Resources Committee.

(4) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. ConAgra's stock prices at the end of the ten-year term for the options described in footnotes (1) and (2) are $55.27 and $87.82, and described in footnote (3) are $51.96 and $82.56, for 5% and 10% appreciation, respectively. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(5) The amount for "all stockholders" represents the increase in total ConAgra stockholder value if the assumed rates used in the stock option assumptions are achieved (using the $33.9062 exercise price) multiplied by the 447,387,590 common shares outstanding on October 1, 1997.

     The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra's Common Stock for the executive officers named in the Summary Compensation Table.

                                   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                                             AND FY-END OPTION VALUES

                                                          Unexercised                  Value of Unexercised
                                                    Options Held at FY-End             In-the-Money Options
                                                              (#)                        at FY-End ($) (2)
                    Shares Acquired      Value
                      on Exercise      Realized   Exercisable      Unexercisable    Exercisable    Unexercisable
                          (#)           ($)(1)    ------------------------------    ----------------------------
Philip B. Fletcher           0               0     448,842            515,104        6,791,359      3,325,106

Bruce Rohde ......           0               0     127,999            312,001          620,000        930,000

Thomas L. Manuel .      32,714         894,819      57,965             32,359          708,897        143,125

Floyd McKinnerney       29,464         675,421     183,191             38,367        2,816,299        216,694

Leroy O. Lochmann            0               0     118,704             51,866        1,474,610        259,594

David J. Gustin ..           0               0      80,767             25,679        1,066,502        108,370

(1) Value realized is the difference between the closing price of ConAgra's common stock at the time of exercise and the exercise price of the options multiplied by the number of shares.

(2) Value realized is the difference between the closing price of ConAgra's common stock on the last trading day of Fiscal 1998 and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.


     The following table provides information concerning fiscal year 1999 participation units approved for the executive officers named in the Summary Compensation Table under the Long-Term Senior Management Program in May 1998 by the Human Resources Committee. The Plan is an incentive to management to increase earnings per share after tax in excess of 5% per year compounded from a five-year average earnings base lagged five years. The participants are eligible to share in an award pool equal to 8% of the excess after-tax earnings over and above the described compound growth rate. Beginning with the fiscal year 1999 awards, payouts will be made in restricted share equivalent units. The target award reflected below is based on a Human Resources Committee approved growth rate over the base year.

                         LONG-TERM INCENTIVE PLAN - AWARDS MADE IN FISCAL YEAR 1998

                                         Performance or            Estimated Future Payouts
                        Number of,     other Period Until
                     Shares, Units or     Maturation or    Threshold       Target         Maximum
                       Other Rights         Payout          ($ or #)         ($)         ($ or #)
Bruce C. Rohde           12 Units             (1)              0       (1) 1,260,000        N/A

Thomas L. Manuel          4 Units             (1)              0         (1) 420,000        N/A

Floyd McKinnerney         2 Units             (1)              0         (1) 210,000        N/A


(1) Amount represents the target under the Plan. See description above. Any share equivalent units issued under the Plan are restricted. Common stock dividend equivalents are issued with respect to the share equivalent units. The share equivalent units vest on the fifth anniversary of issuance, or earlier upon death, normal retirement, or change-in-control. If a participant terminates employment, the share equivalent units vest 20% per year of employment post-issuance, unless the termination was for cause. Vested units are paid in shares of Common Stock.

                       BENEFIT PLANS RETIREMENT PROGRAMS

     ConAgra maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra employees, including executive officers, participate in a supplemental retirement plan designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra's basic defined benefit pension plan.

     The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 1998 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.

                               PENSION PLAN TABLE

 Final Average                                     Credited Years of Service
 Remuneration      10            15          20           25           30           35           40
                  ----          ----        ----         ----         ----         ----         ----
$   50,000   $    5,800   $    8,700   $   11,700   $   14,600   $   17,500   $   20,400   $   23,300
   100,000       13,000       19,500       26,100       32,600       39,100       45,600       52,100
   150,000       20,200       30,300       40,500       50,600       60,700       70,800       80,900
   200,000       27,400       41,100       54,900       68,600       82,300       96,000      109,700
   250,000       34,600       51,900       69,300       86,600      103,900      121,200      138,500
   500,000       70,600      105,900      141,300      176,600      211,900      247,200      282,500
 1,000,000      142,600      213,900      285,300      356,600      427,900      499,200      570,500
 1,500,000      214,600      321,900      429,300      536,600      643,900      751,200      858,500
 2,000,000      286,600      429,900      573,300      716,600      859,900    1,003,200    1,146,500
 2,500,000      358,600      537,900      717,300      896,600    1,075,900    1,255,200    1,434,500
 3,000,000      430,600      645,900      861,300    1,076,600    1,291,900    1,507,200    1,722,500


     Benefits under these plans are based on credited years of service and final average remuneration (generally the highest five consecutive years of compensation out of the last ten years of service for ConAgra). Covered compensation includes salary and bonus. As of May 31, 1998, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Fletcher, 25 years; Mr. Rohde, 9 years; Mr. Manuel, 21 years; Mr. McKinnerney, 19 years; Mr. Lochmann, 45 years; Mr. Gustin, 6 years.

     ConAgra has conditional employment agreements with certain of its officers, including all executive officers named in the summary compensation table. These contracts were executed between 1976 and 1996 and were amended and restated in 1998. The employment agreements require the individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra (as defined in the agreements), through a tender offer or otherwise. In consideration of this promise, ConAgra agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra. During that three year period, the individual would receive annually an amount not less than the individual's current annual compensation, plus the greater of (i) the individual's maximum allowable short-term incentive compensation (as defined in the agreement) or
(ii) the individual's highest short-term incentive award during the prior three fiscal years, and plus an amount equal to the individual's highest per unit award under the long-term compensation plan made during the three fiscal years immediately preceding such acquisition of control multiplied by the number of participation units for the current fiscal year. In addition, the individual would be entitled to those retirement benefits receivable had the individual worked to normal retirement age.

     ConAgra must satisfy this obligation through a trust payable to the employee beginning at retirement age. If the employee is involuntarily terminated or constructively terminated (as defined in the agreements), during the three year employment period, ConAgra is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three year period plus a full year's compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through a trust.

In addition, the employee shall receive an amount equal to the difference between the highest tender offer price by the acquiring entity over the closing price of ConAgra Common Stock on the date of termination, multiplied by the number of ConAgra shares owned by the employee on the date of termination (including for this purpose, options granted under Stock Plans.) If the employee voluntarily terminates during the three year period, ConAgra remains obligated to make the previously described retirement payments and the payments described in the preceding sentence. ConAgra is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under
Section 4999 of the Internal Revenue Code.

     ConAgra adopted in 1989 the ConAgra Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra (as defined in the plan), all benefits, payments and deferred compensation under ConAgra's various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately nonforfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

     Mr. Fletcher was granted a special long-term incentive on May 6, 1993, which incentive agreement was amended in 1996 and 1997. Payouts under the special incentive occur only if ConAgra's compound annual growth in earnings per share over the five fiscal years ending May 31, 1998 exceed 10%. Mr. Fletcher will receive a one-time award on September 1, 1998 equal to the value of 100,000 shares of ConAgra Common Stock for each one percentage point of averaged earnings per share growth (as determined pursuant to the incentive agreement) in excess of the 10% compound annual growth rate from a fiscal 1993 earnings per share base of $.79 per share.

     ConAgra and Mr. Rohde are parties to an employment agreement effective August 26, 1996. Mr. Rohde receives as compensation (i) a base salary of not less than $750,000 per annum, (ii) participation in ConAgra's Executive Annual Incentive Plan with a target bonus of not less than 80% of base salary, (iii) participation in the Long-Term Senior Management Incentive Plan, (iv) an award of 200,000 (post-1997 stock split) restricted shares vesting at the rate of 10% per year and (v) an option to acquire 200,000 (post-1997 stock split) shares of stock exercisable at fair market value on the date of grant and vesting at the rate of 20% per annum. If Mr. Rohde is terminated without cause or voluntarily terminates with good reason (all as defined in the employment agreement), the base salary continues for a period of 24 months and all options and restricted shares immediately vest. The options and restricted shares also vest upon death or permanent disability. The employment agreement imposes certain noncompetition and confidentiality agreements on Mr. Rohde.


                        HUMAN RESOURCES COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     ConAgra's executive compensation plans are administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee has the responsibility to establish, review and change the compensation programs for ConAgra's executive officers.

ConAgra's Compensation Philosophy

     ConAgra's executive compensation plans are designed to provide a fully competitive total compensation package that reflects ConAgra's performance against annual and long-term publicly stated financial objectives, reward above-average corporate performance, recognize individual achievements, and assist ConAgra in attracting, motivating and retaining high quality executives. ConAgra's executive compensation programs are intended to provide risks and rewards based on the performance of ConAgra and its operating units against ConAgra's publicly stated objectives and against other major food companies.

     The Committee believes that ConAgra's executives should hold a significant ownership in ConAgra Common Stock. Such stock ownership is expected to result in executive decision-making which is in the best long-term interests of ConAgra and its stockholders. The Committee has structured ConAgra's long-term incentives to be primarily stock-based.

     ConAgra's executive compensation consists of three components: base salary, short-term incentives and long-term incentives. The Committee approved and administered the executive compensation programs within each of these components during fiscal 1998.

     The Committee has reviewed ConAgra's compensation plans in light of Internal Revenue Code provisions relating to the disallowance of deductions for nonperformance-based remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra's executive compensation plans so that payments thereunder will generally be fully deductible. However, ConAgra may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based remuneration.

Base Salary

     The Committee establishes the salary ranges for executive positions in relation to the average pay for similar positions in the food industry. The base salary for each executive officer is then established around the mid-point based on individual performance and contribution to the profitability of ConAgra. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay and establish salary ranges. Mr. Rohde's base salary was increased to $ 950,000 per annum in September 1997 following a review of his performance by the Committee at the time he was named Chief Executive Officer.

Short-Term Incentives

     The Committee believes that an executive's contribution toward achieving ConAgra's growth in earnings per share, annual operating profit plans, and annual return on equity performance should form the basis for short-term incentives. The Committee establishes performance goals at the beginning of each fiscal year tied to the attainment of annual company-wide or business unit profit plans. Executive officers are assigned threshold and target short-term bonus award opportunities. The short-term incentive target, plus base salary, is intended to provide a fully competitive annual compensation program for ConAgra's executives when business and individual goals are met. Beginning with fiscal 1995, the short-term incentive for ConAgra's executive officers was established under the Executive Annual Incentive Plan, which stockholders approved at the 1994 Annual Meeting.

     Mr. Rohde's annual bonus for fiscal 1998 was based on attainment of goals established by the Committee at the beginning of the fiscal year. The target goals for fiscal 1998 were based on achievement of earnings per share objectives and return on equity objectives for ConAgra.

Long-Term Incentives

     ConAgra's long-term incentives for executive officers are provided through the Long-Term Senior Management Incentive Plan approved by stockholders in 1982 and stock plans approved by stockholders in 1985, 1990 and 1995.

     The Long-Term Senior Management Incentive Plan rewards participants, including executive officers, based on ConAgra's ability to exceed a 5% per year compounded growth in earnings per share from a five-year average earnings base. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool equal to 8% of ConAgra's excess after-tax earnings over and above the described 5% compound growth rate. For fiscal 1998 and prior years, the cash portion of the award (generally 50% of the total award) was intended to cover the participant's federal, state and local income tax liability; the balance of the award (generally 50% of the total award) was issued in the form of restricted Common Stock. Vesting of the restricted stock occurs 20% per year over the following five-year period subject to ConAgra attaining certain cash return on equity objectives. The Chief Executive Officer participated in the Long-Term Senior Management Incentive Plan during fiscal 1998 at an award level generally equal to three times the award level of the other executive officers named in the Summary Compensation Table. This higher level of participation reflects the Committee's judgment as to the duties and responsibilities required of the Chief Executive Officer position and his expected contributions to the Company's profitability. The Chief Executive Officer's participation in the plan resulted in a cash payment of $747,600 and the issuance of 28,890 shares of restricted ConAgra Common Stock for fiscal 1998 results.

     The Committee also administers ConAgra's stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee generally grants options on an annual basis representing approximately 1% to 1.25% of ConAgra's outstanding Common Stock. During fiscal 1998, options were granted to 1,482 ConAgra employees, including all of ConAgra's executive officers. The Committee grants stock options at the prevailing market price of ConAgra's Common Stock and such options therefore have value only if ConAgra's stock price increases. Option grants for executive officers vest in 20% annual installments beginning on the last day of the fiscal year following the date of grant, and the executive officer must be employed by ConAgra at the time of vesting at the end of the fiscal year in order to exercise the options.

     The Chief Executive Officer received 240,000 non-qualified stock options during fiscal 1998. Mr. Rohde received non-qualified grants of 21,738 and 18,262 on October 1, 1997, both with an exercise price of $33.9062. These options become exercisable in 20% annual installments commencing on October 1, 1997 and May 31, 1998, respectively. Mr. Rohde received 200,000 non-qualified options on March 25, 1998 with an exercise price of $31.875. These options become exercisable in 20% annual installments commencing on May 31, 1998. The option grants of 21,738 and 200,000 was made following a review by the Committee of option-based grants at other major food companies and were designed to provide competitive long-term option incentives to the CEO. The Committee established the 18,262 option grant to Mr. Rohde and the discretionary option grants to ConAgra's other executive officers in 1998 in an amount equivalent to the value of the portion of ConAgra's Long-Term Senior Management Incentive Plan paid in cash.


                       ConAgra Human Resources Committee
                          Carl E. Reichardt, Chairman
                               Thomas R. Williams
                               Clayton K. Yeutter

                          COMPARATIVE STOCK PERFORMANCE



         The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra's Common Stock with certain Index values for both five- and ten-year periods ended May 1998. Both graphs set the beginning value of ConAgra Common Stock and the Indices at $100. All calculations assume reinvestment of dividends. The performance graphs compare ConAgra with both the Standard and Poor's (S&P) 500 Stock Index and the S&P Food Group Index. All Index values are weighted by capitalization of companies included in the group.

         Performance Graphs based on following information:

                              FIVE YEAR COMPARISON

--------------------- -------------- ------------- -------------- ------------- -------------- -------------
                      Starting
Five Year             Basis 1993     1994          1995           1996          1997           1998
--------------------- -------------- ------------- -------------- ------------- -------------- -------------
--------------------- -------------- ------------- -------------- ------------- -------------- -------------
ConAgra, Inc. ($)     $100.00        $117.46       $139.81        $182.55       $264.08        $260.64
--------------------- -------------- ------------- -------------- ------------- -------------- -------------
--------------------- -------------- ------------- -------------- ------------- -------------- -------------
S&P 500 ($)           $100.00        $104.26       $125.31        $160.94       $208.28        $272.20
--------------------- -------------- ------------- -------------- ------------- -------------- -------------
--------------------- -------------- ------------- -------------- ------------- -------------- -------------
S&P Foods ($)         $100.00        $99.34        $125.27        $147.57       $194.75        $263.76
--------------------- -------------- ------------- -------------- ------------- -------------- -------------

                               TEN YEAR COMPARISON
-------------------- --------- --------- --------- -------- --------- --------- --------- --------- -------- --------- ---------
                     Starting
                     Basis
Ten Year             1988      1989      1990      1991     1992      1993      1994      1995      1996     1997      1998
-------------------- --------- --------- --------- -------- --------- --------- --------- --------- -------- --------- ---------
-------------------- --------- --------- --------- -------- --------- --------- --------- --------- -------- --------- ---------
ConAgra, Inc. ($)    $100.00   $118.23   $169.15   $252.03  $217.57   $215.74   $253.40   $301.62   $393.83  $569.73   $562.30
-------------------- --------- --------- --------- -------- --------- --------- --------- --------- -------- --------- ---------
-------------------- --------- --------- --------- -------- --------- --------- --------- --------- -------- --------- ---------
S&P 500 ($)          $100.00   $126.80   $147.87   $165.30  $181.59   $202.67   $211.30   $253.96   $326.19  $422.13   $551.66
-------------------- --------- --------- --------- -------- --------- --------- --------- --------- -------- --------- ---------
-------------------- --------- --------- --------- -------- --------- --------- --------- --------- -------- --------- ---------
S&P Foods ($)        $100.00   $150.60   $176.04   $225.05  $235.58   $247.02   $245.38   $309.45   $364.54  $481.09   $651.55
-------------------- --------- --------- --------- -------- --------- --------- --------- --------- -------- --------- ---------

                     ITEM 2: INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche to examine the financial statements of the Company and its subsidiaries for the fiscal year ending May 30, 1999. The same firm conducted the fiscal 1998 examination. The favorable vote of the holders of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the meeting is required for stockholder ratification of this action.

         Representatives from Deloitte & Touche will be present at the Annual Stockholders' Meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL ABOVE.


                          ITEM 3: STOCKHOLDER PROPOSAL

         The Company has been informed by the Domestic and Foreign Missionary Society of the Episcopal Church, 815 Second Avenue, New York, New York, and the Sisters of Mercy Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, Michigan, that they intend to introduce the following resolution at the Annual Meeting:

         "We believe there is a strong need for corporate commitment to equal employment opportunity. We also believe a clear policy opposing all forms of discrimination is a sign of a socially responsible company. Because a substandard equal employment record leaves a company open to expensive legal action, poor employee morale and even the loss of certain types of business, we believe it is in the company's and shareholder's interests to have information on our company's equal employment record available.

         One of the country's largest institutional investors, the California Public Employees' Retirement System, includes workplace guidelines as part of its corporate performance criteria. The Department of Labor's Glass Ceiling Commission has recently conducted studies with the help of a number of corporations and in 1994 held public hearings to ascertain the status of equality and diversity in Corporate America.

         As a major employer we are in a position to take the lead in ensuring that employees receive fair employment opportunities. We believe a report containing the basic information requested in the resolution keeps the issue high on the agenda of top management and the Board of Directors, and also reaffirms our public commitment to equal employment opportunity and programs responsive to the concerns of all employees. Publicizing our standards is helpful to our investors and the companies with which we do business.

         We are requesting that EEO information already gathered for the purpose of complying with government regulations be made available to company shareholders upon request. The format of the report requested is not the central question. Many corporations openly release their EEO-I information in annual reports or public interest booklets. Different companies use different styles in telling their stories to shareholders. Capital Cities/American Broadcasting Company, Bristol-Meyers, Squibb, and Travelers produced a substantial magazine style report. Campbell Soup produced a straightforward four-page report. We feel this request is fair and reasonable.

         RESOLVED: The shareholders request the Board of Directors prepare a report at reasonable cost on the issues described below by August 1999. This report, which may omit confidential information, shall be available to shareholders and employees.

1. A chart identifying employees according to their race and sex in each of the nine major Equal Employment Opportunity Commission-defined job categories for 1995, 1996 and 1997, listing either numbers or percentages in each category.

2. A summary description of any affirmative action policies and programs to improve performance, including job categories where women and minorities are underutilized.

3. A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or who belong to ethnic minority groups.

4. A description of how our company publicizes its affirmative action policies and programs to merchandise suppliers and service providers.

5. A description of any policies and programs directing the purchase of goods and services to minority-and/or female-owned business enterprises."


BOARD RECOMMENDATION

         The Company is firmly committed to and believes it is in full compliance with federal and state employment opportunity laws. It is the Company's policy to recruit, hire, train and promote the most qualified individuals available for each job without regard to race, color, religion, sex, national origin, age or disability. Equal employment opportunity and diversity issues have long been high on the agenda of management and the Board of Directors as part of the ordinary business operations of the Company. Adoption of the proposal is not needed to enhance the Company's already strong commitment to equal employment nor to ensure that the Company's employees receive fair employment opportunities.

         The Company's policy is to select vendors and suppliers based on the quality and value of their products to our customers, as well as their reliability in past dealings with the Company. The Board feels these policies are in the best interests of the stockholders and that a further statement to stockholders of such policies is unnecessary.

         The Company compiles and files federally mandated statistical reports regarding employment practices at significant time and expense to the Company. Additional reports, as requested by the proponents, would increase the Company's expenditures, and would not assist management in providing a workplace where each individual is judged fairly according to his or her efforts and abilities. Accordingly, the Board of Directors believes the proposal should not be approved by the Company's stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.


                           1999 STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented in the 1999 Annual Meeting proxy statement must be received by the Company no later than April 29, 1999.

         The Company's By-laws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an Annual Stockholders' Meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 1999 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than sixty nor more than ninety days prior to the first anniversary of the 1998 annual meeting. However, if the date of the 1999 annual meeting is advanced by more than 20 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 60th day prior to such meeting day or the tenth day following public announcement of such meeting date.

         The By-laws specify the information which must accompany any such stockholder notice. Any stockholder may obtain details on the provisions of the By-laws from the Corporate Secretary of the Company.


                                 OTHER MATTERS

         Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

[FRONT]

                              This is Your ConAgra
                                   PROXY CARD
                      Please vote and sign on reverse side
      This proxy is solicited by your Board of Directors for the September
                      24, 1998 Annual Stockholders Meeting

     The undersigned  stockholder appoints each of P. B. Fletcher,  B. Rohde and
W. Scott, Jr. attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ConAgra, Inc., that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND AGAINST
ITEM 3.

     Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.


                  (This proxy is continued on the reverse side)

[BACK]

This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors.
                                                   Please mark
                                                   Your votes as
                                                   Indicated in
                                                   This example     /X/

          This proxy is solicited on behalf of the Board of Directors.



The Board of Directors recommends a vote FOR Items 1 and 2.

Item 1. Elect Directors - Nominees: Mogens C. Bay, Charles M. Harper, Carl E. Reichardt, Marjorie M. Scardino, Kenneth E. Stinson

         FOR      WITHHELD          WITHHELD FOR: (Write nominee name(s)
                                    in the space provided below.)
         /_/      /_/
                                    ___________________________________

Item 2. Appointment of Independent Accountants

       FOR         AGAINST    ABSTAIN

       /_/         /_/        /_/

The Board of Directors recommends a vote AGAINST Item 3.

Item 3. Stockholder Proposal --Employment Reporting

       FOR         AGAINST    ABSTAIN

       /_/         /_/        /_/


                                         ___________________________________
                                         Signature

                                         ___________________________________
                                         Signature

                                         ___________________________________
                                         Date

                                         NOTE: Please sign as name appears here.
                                         Joint owners should each sign.  When
                                         signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         give full title.